Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3ASR of Americold Realty Trust and Americold Realty Operating Partnership, L.P. of our report dated July 16, 2019 related to our audit of the non-issuer entity Zero Mountain, Inc. (the “Company”) as of and for the fiscal years ended June 30, 2018 and 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the acquisition of the Company) included in Americold Realty Trust’s and Americold Realty Operating Partnership, L.P.’s Current Report on Form 8-K filed on May 3, 2019 (as amended by the current report on Form 8-K/A filed on July 16, 2019). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Landmark PLC

Fort Smith, Arkansas

April 16, 2020